Exhibit 99.1

                CCBT Financial Companies, Inc. Report
            2003 Second Quarter and Year-to-Date Earnings


    SOUTH YARMOUTH, Mass.--(BUSINESS WIRE)--July 17, 2003--CCBT Financial Companies, Inc. (NASDAQ: CCBT) Chief Executive Officer and President Stephen B. Lawson announced second quarter 2003 earnings of $4.4 million, or $.52 per share, as compared to $4.5 million, or $.52 per share, earned in the same prior year period. As recently announced, the Company's 2003 second quarter earnings benefited from the settlement of the REIT tax issue with the Massachusetts DOR. This benefit was partially offset by net securities losses in our investment securities portfolio and continued margin compression resulting from the low rate interest environment.
    As reported on June 23, 2003, in our settlement of the REIT tax issue with the Massachusetts DOR, the Company recognized a reduction of income tax and related interest expense of approximately $2.5 million or $.30 per share. The Company recorded a net loss of $1.7 million on securities, comprised of $366,000 of losses on sales of securities and an impairment loss of $1.3 million on an asset-backed security. The 45-year low in the Federal Open Market Committee targeted federal funds rate and resulting low rate environment has caused the Company's earning asset yields to continue to decline. Combining this with our high level of demand deposits and lower rate interest bearing deposits, second quarter 2003 net interest income declined $2.5 million compared with the comparable prior year period. The loss on securities and decrease in net interest income partially offset the benefit from the REIT settlement.
    Excluding the net loss on securities and sales of loans aggregating $1.0 million, non-interest income for the second quarter of 2003 was $5.2 million, effectively unchanged from $5.3 million for the comparable 2002 period. However, non-interest income from financial service products (financial advisory, brokerage and insurance sales) rose from $2.7 to $3.2 million or a 19% increase, after excluding the $398,000 adjustment in the second quarter of 2002 for the one-time recognition of deferred insurance commissions. Operating expenses for the quarter decreased $1.5 million as a one-time expense of $506,000 was recorded in the second quarter of 2002 to fund an early retirement plan, while in the second quarter of 2003, other expenses benefited from the $359,000 reversal of interest expense from the REIT settlement.
    The return on average equity for the second quarter of 2003 was 15.97% compared to 15.48% for the same quarter in 2002. The average return on assets for the second quarter of 2003 was 1.35% compared to 1.31% for the same period of 2002.
    For the six months ended June 30, 2003, the Company reported earnings of $2.9 million, or $.34 per share, as compared to $9.6 million, or $1.11 per share in the same prior year period. The REIT adjustment for taxes and interest of $2.6 million, the decrease in combined net gain on securities and sale of loans of $3.2 million, and the $3.7 million decrease in net interest income are the major factors contributing to the decline in earnings for the six-month comparable periods. Non-interest income from financial service products (financial advisory, brokerage and insurance sales) increased from $5.2 to $6.2 million or a 20% increase, after excluding the $398,000 adjustment in the second quarter of 2002 for the recognition of deferred insurance commissions.
    The return on average equity year to date was 5.16% compared with 16.50% in the same period of 2002. The return on average assets for the year to date was 0.44%, down from 1.37% for the same period of 2002.
    Mr. Lawson commented, "Our efforts to increase non-interest income through growing fee-based revenues is reflected in the 19% and 20% increase in financial service based products when comparing the quarter and six months ended June 30, 2003 to the same periods last year. In line with this strategy, we have recently announced the closing of nine transaction locations in Stop & Shop supermarkets, while expanding our full service financial offices and extending their hours of operation. All of CCBT's offices will be capable of providing our customers with the full range of financial offerings including banking, investment, brokerage, insurance, tax, estate and trust services.
    The shift by residential mortgage borrowers from adjustable-rate to fixed-rate mortgages, which are sold into the secondary mortgage market, the reduction in the investment portfolio and solid growth in core-deposits was matched with a like reduction in both short and long-term borrowings resulting in a decrease in total assets from $1.45 billion at June 30, 2002 to $1.28 billion at June 30, 2003. Loans, excluding residential and consumer, were $558.8 million, up from the $533.3 million one year ago, a $25.5 million or 4.8% increase. This loan growth was principally funded by a 5.7% increase in deposits from $923.4 million to $975.8 million at June 30, 2002 and 2003, respectively. Total non-performing assets declined from $2.8 million to $2.3 million at June 30, 2002 and 2003, respectively. The allowance for loan losses was $12.7 million on June 30, 2003, up modestly from $12.4 million a year ago. The capital to assets ratios stand at 8.8% and 8.4%, respectively, at June 30, 2003 and 2002. With our strong capital base, CCBT Financial Companies, Inc. recently declared a $0.19 quarterly dividend to be paid July 31, 2003 to stockholders of record July 21, 2003. In the first quarter of this year, we also authorized the repurchase, from time to time based on market conditions, of an additional 200,000 shares of common stock, of which approximately 15,000 shares have been repurchased as of June 30, 2003.
    We expect that weak domestic and global economic activity will continue to keep interest rates low and maintaining net interest income presents a challenge to us as a significant portion of our liabilities have limited repricing opportunity. We are pleased with the positive results in the growth of our deposits and commercial lending capabilities while increasing our fee revenues from financial services products. We are continuing to pursue our strategy of providing a wide range of financial services to our market area from under one roof while maintaining a strong capital position and asset quality."
    CCBT Financial Companies, Inc. is a bank holding company with total assets of $1.3 billion on June 30, 2003. Its subsidiary, Cape Cod Bank and Trust Company, N.A., owns CCBT Brokerage Direct and a 51% interest in Murray & MacDonald Insurance Services, Inc. The Company offers a wide range of financial products and services including deposit services, loans, municipal services, insurance, trust, investments and retirement services to individuals, municipalities and businesses. To find out more about CCBT Financial Companies, Inc. and our services, please visit our web site at www.ccbt.com or better yet, stop in for a visit at one of our thirty-four branch locations.
    This report may contain statements that are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, future financial results of the Company. You should not rely on forward-looking statements because the Company's actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, changes in prevailing interest rates, which may reduce interest margin, changes in national and local economic conditions and equity and fixed income market fluctuations. Reference is made to the Company's filings on Forms 10-K with the Securities and Exchange Commission for factors that could cause actual results to differ materially from those anticipated.
    Our Form 10-K filing with the SEC, which is available on our web site will contain more detailed financial information.



ASSETS ($000)                  06/30/03  12/31/02  06/30/02
Cash & cash equivalents          85,204    60,798    54,068
Securities available for sale   346,752   510,837   431,144
Other securities                 24,738    24,738    24,738
Construction loans              101,306    99,544   100,581
Commercial mortgages            286,827   283,458   276,285
Commercial loans                 98,349    84,882    93,835
Residential mortgages           211,816   262,095   356,339
Home equity loans                72,328    65,794    62,600
Other consumer loans              5,116     5,629     6,110
Total portfolio loans           775,742   801,402   895,750
Loans held for sale              11,074    37,332     2,567
Loan loss reserve               (12,680)  (12,384)  (12,387)
Goodwill                            803       803     1,056
Other intangibles                 5,078     5,511     6,116
Total intangible assets           5,881     6,314     7,172
Mortgage servicing rights         2,620     2,088     1,627
Real estate owned                 1,500     1,500     1,500
Other assets                     41,351    49,258    43,233
Total assets                  1,282,182 1,481,883 1,449,412

LIABILITIES ($000)
Savings/NOW accounts            278,274   259,587   239,612
Money market deposits           286,030   294,295   278,768
Other consumer time             118,023   121,961   131,703
Time deposits over $100,000      38,882    37,344    40,089
Short-term borrowings            52,798   227,091   231,919
Long-term borrowings            130,758   170,750   152,149
Total interest-bearing liab.    904,765 1,111,028 1,074,240
Demand deposits                 254,545   229,033   233,186
Minority interest                   282       234       293
Other liabilities                 9,611    23,141    20,051
Total liabilities             1,169,203 1,363,436 1,327,770

EQUITY ($000)
Common equity                   112,979   118,447   121,642
Net unrealized loss
   on AFS securities             (1,978)   (1,018)    2,579

Book value per share              13.43     13.79     14.09
Common shares issued          9,061,064 9,061,064 9,061,064
Treasury shares                (650,366) (470,266) (425,016)
Common shares outstanding     8,410,698 8,590,798 8,636,048

INCOME STATEMENT ($000)          2nd       2nd      YTD 03    YTD 02
                               Quarter   Quarter
                                  03        02
Interest income                  15,012    19,717    31,064    38,914
Interest expense                  4,427     6,630     9,664    13,815
Net interest income              10,585    13,087    21,400    25,099
Net interest income (FTE)        10,660    13,160    21,560    25,281
Loan loss provision                   0         0         0         0
(Loss) gain on securities        (1,692)      962    (1,692)    2,641
Financial advisor fees            2,021     1,746     3,940     3,466
Service charge on deposits          632       567     1,215     1,125
Gain on sale of loans               657       500     2,165     1,076
Other noninterest income          2,523     3,004     5,198     5,180
Total noninterest income          4,141     6,779    10,826    13,488
Employee salaries and benefits    6,146     7,025    12,348    13,164
Occupancy and equipment           1,680     1,598     3,187     3,062
Foreclosed property expense           2        36        35        65
Amortization of intangibles         339       324       645       649
Deposit insurance expense            40        41        83        82
Other noninterest expense         3,078     3,848     7,208     7,022
Total noninterest expense        11,285    12,872    23,506    24,044
Net income before taxes           3,441     6,994     8,720    14,543
Tax provision                      (967)    2,459     5,793     4,961
Net income                        4,408     4,535     2,927     9,582

Basic EPS                          0.52      0.52      0.34      1.11
Diluted EPS                        0.52      0.52      0.34      1.11
Dividends per common share         0.19      0.19      0.38      0.38
Avg shares for basic EPS          8,451     8,630     8,507     8,626
Avg shares for diluted EPS        8,469     8,671     8,526     8,664

AVE. BALANCE SHEET ($000)        2nd       2nd     YTD 2003  YTD 2002
                               Quarter   Quarter
                                  03        02
Taxable securities              425,515   418,411   453,598   429,804
Tax-exempt securities            22,455    13,488    23,014    18,466
Total portfolio loans           768,342   885,046   780,739   880,420
Loans held for sale              13,138     3,254    12,006     4,478
Other earning assets                  0         0         0         0
Total earning assets          1,229,450 1,320,199 1,269,357 1,333,168
Total assets                  1,303,279 1,384,828 1,339,233 1,400,396

Savings/NOW accounts            266,166   230,586   261,807   226,443
Money market deposits           294,868   277,711   292,642   274,689
Other consumer time             119,037   136,803   119,496   141,499
Time deposits over $100,000      39,658    41,619    38,557    44,959
Total interest-bearing
 deposits                       719,729   686,719   712,502   687,590
Short-term borrowings           108,001   207,507   157,582   222,859
Long-term borrowings            128,728   148,761   126,986   156,495
Total interest-bearing liab.    956,458 1,042,987   997,070 1,066,944
Demand deposits                 225,466   215,478   221,248   207,483
Minority interest                   261       106       253        53
Other liabilities                10,681     9,066     7,114     9,765
Total liabilities             1,192,866 1,267,637 1,225,685 1,284,245
Common equity                   110,413   117,191   113,548   116,151

Return on average assets           1.35%     1.31%     0.44%     1.37%
Return on average equity          15.97%    15.48%     5.16%    16.50%

CHARGEOFFS ($000)                2nd       2nd      YTD 03    YTD 02
                               Quarter   Quarter
                                  03        02
Loan chargeoffs                     (14)      (26)      (36)      (53)
Recoveries                           98        77       332       188
Net loan charge-
 offs(recoveries)                   (84)      (51)     (296)     (135)

ASSET QUALITY  ($000)          06/30/03  06/30/02  12/31/02
Nonaccrual loans                    845     1,266     1,348
Renegotiated loans                  259       220       210
Other real estate owned           1,500     1,500     1,500
Total nonperforming assets        2,345     2,766     2,848

SUPPLEMENTAL DATA              06/30/03  06/30/02  12/31/02
Loans serviced f/others ($000)  394,966   230,389   322,085
FTE employees                       407       401       402
Number of full service offices       34        31        34
Number of subsidiaries                2         2         2
Number of ATM's                      42        38        42


    CONTACT: CCBT Financial Companies, Inc.
             Phillip W. Wong, 508-760-8306